EXHIBIT 99

BAIRNCO CORPORATION

300 PRIMERA BOULEVARD, SUITE 432

LAKE MARY, FLORIDA  32746

(407) 875-2222

PRESS RELEASE

BAIRNCO ANNOUNCES AMENDED FOURTH QUARTER AND FULL YEAR 2004

FINANCIAL RESULTS DUE TO TAX BENEFIT FROM SETTLEMENT

Lake Mary, Florida, February 18, 2005 - Bairnco Corporation (NYSE-BZ) today reported that subsequent to year end and the issuance of its January 27, 2005 press release on the 2004 operating results, a review of tax information on the settlement of the NOL Lawsuit resulted in a $1,015,000 tax receivable, and related income, which is included in income from spun off subsidiary. The 2004 fourth quarter and full year consolidated financial statements have been amended to reflect this information.

Bairnco Corporation is a diversified multinational company that operates two distinct businesses - Arlon (Electronic Materials and Coated Materials segments) and Kasco (Replacement Products and Services segment).  Arlon’s principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments.  Kasco also distributes equipment to the food industry in France.

CONTACT:     Lawrence C. Maingot, Bairnco Corporation

        Telephone:  (407) 875-2222, ext. 230

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release referring to the expected future plans and performance of the Corporation are forward-looking statements.  Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, changes in US or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates; disruptions in operations due to labor disputes; renegotiation of the Corporation’s Credit Agreement; changes in the pricing of the products of the Corporation or its competitors; the impact on production output and costs from the availability of energy sources and related pricing; the market demand and acceptance of the Corporation’s existing and new products; the impact of competitive products; changes in the market for raw or packaging materials which could impact the Corporation’s manufacturing costs; changes in the product mix; the loss of a significant customer or supplier; production delays or inefficiencies; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions and plant consolidations; the costs and other effects of complying with environmental regulatory requirements; and losses due to natural disasters where the Corporation is self-insured. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation’s results of operations and financial condition in connection with its preparation of its press releases, the Corporation does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

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Comparative Consolidated Results of Operations (Unaudited)

	Quarter Ended		Year Ended
Condensed Consolidated Statements of Income	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Net sales	$40,544,000	$37,135,000	$165,496,000	$152,696,000
Cost of sales	28,934,000	26,708,000	117,612,000	109,825,000
Gross profit	11,610,000	10,427,000	47,884,000	42,871,000
Selling and administrative expenses	8,998,000	9,367,000	39,827,000	38,248,000
Operating profit	2,612,000	1,060,000	8,057,000	4,623,000
Interest expense, net	18,000	190,000	566,000	768,000
Income before income taxes	2,594,000	870,000	7,491,000	3,855,000
Provision for income taxes	720,000	281,000	2,372,000	1,206,000
Income from continuing operations	1,874,000	589,000	5,119,000	2,649,000
Income from spun off subsidiary	1,015,000	--	25,710,000	--
Net income	$ 2,889,000	$ 589,000	$ 30,829,000	$ 2,649,000

Basic Earnings Per Share of Common Stock from Continuing Operations	$ 0.25	$ 0.08	$ 0.70	$ 0.36
Basic Earnings per Share of Common Stock from Spun Off Subsidiary	0.14	--	3.49	--
Basic Earnings per Share of Common Stock	$ 0.39	$ 0.08	$ 4.19	$ 0.36
Diluted Earnings per Share of Common Stock from Continuing Operations	$ 0.24	$ 0.08	$ 0.68	$ 0.36
Diluted Earnings per Share of Common Stock from Spun Off Subsidiary	0.13	--	3.40	--
Diluted Earnings per Share of Common Stock	$ 0.38	$ 0.08	$ 4.07	$ 0.36

Basic Average Common Shares	7,386,000	7,342,000	7,362,000	7,338,000
Diluted Average Common Shares	7,660,000	7,436,000	7,569,000	7,391,000

Condensed Consolidated Balance Sheets	Dec. 31, 2004	Dec. 31, 2003
ASSETS

Cash	$ 3,451,000	$ 796,000
Accounts receivable, net	24,912,000	23,511,000
Inventories	24,964,000	25,516,000
Other current assets	7,702,000	7,873,000
Total current assets	61,029,000	57,696,000
Plant and equipment, net	34,429,000	36,476,000
Cost in excess of net assets of purchased businesses	14,542,000	14,360,000
Other assets	8,781,000	9,697,000
Total	$118,781,000	$118,229,000

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Short-term debt	$ 1,030,000	$ 1,875,000
Current maturities of long-term debt	663,000	2,173,000
Accounts payable	10,601,000	10,159,000
Accrued expenses	10,515,000	10,916,000
Total current liabilities	22,809,000	25,123,000
Long-term debt	231,000	27,785,000
Other liabilities	10,974,000	11,023,000
Stockholders’ investment	84,767,000	54,298,000
Total	$118,781,000	$118,229,000

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